Exhibit 10.3

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment to Amended and Restated Employment Agreement (this "Amendment") is entered this 7th day of March, 2008 (the "Effective Date"), by and between Far East Energy Corporation, a Nevada corporation (the "Company") and Michael R. McElwrath (the "Executive").

RECITALS

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement dated effective December 23, 2004 (as amended, the "Existing Agreement"); and

WHEREAS, the Company and the Executive desire to amend the Existing Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto by the Existing Agreement.

ARTICLE II

Amendments

Section 2.01. Section 5(d). Section 5(d) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

"(d)                      Good Reason.  Executive may terminate his employment and the Term at any time for Good Reason by giving written notice as provided in Section 5(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason.  Notwithstanding the foregoing to the contrary, for the termination of employment to be for Good Reason the Executive's "Separation from Service" (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder) must occur within two years following the initial existence of one or more of the Good Reason conditions enumerated below.  "Good Reason" shall mean the occurrence of any of the following during the Term without the Executive's consent and without the same being corrected within thirty (30) days after the Company being giving notice thereof:

(i)    (A) the Company materially reduces Executive's title, authority, duties or responsibilities under Section 2, (B) Executive is not nominated and elected as a member of the Board at any meeting of the stockholders called for the purpose of electing directors of the Company or (C) Executive is removed as a member of the Board by the action of the Board or the stockholders of the Company (in each case, other than for Cause, death or Disability);

(ii)    the Company requires that the Executive report to a corporate officer or employee or any other person or entity instead of reporting directly to the Board of Directors;

(iii)   the Company materially reduces the Executive's authority over the budget over which the Executive retains authority;

(iv)   the Company fails to pay any regular semi-monthly installment of Base Salary to Executive;

(v)    the Company materially reduces Executive's Base Salary or the amount of any minimum Bonus for which he is eligible pursuant to Section 3;

(vi)   the Company materially changes the geographic location of the performance of Executive's duties;

(vii)          the Company breaches Section 11;

(viii)         the refusal to assume this Agreement by any successor or assign of the Company as provided in Section 12; or

(ix)    any other action or inaction that constitutes a material breach by the Company of this Agreement.”

Section 2.02. Section 5(e). Section 5(e) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

"(e)           Notice of Termination.  Any termination of this Agreement by the Company (other than for Cause under Section 5(c)) or by Executive shall be communicated in writing to the other party at least thirty (30) days before the date on which such termination is proposed to take effect and any termination of this Agreement by the Executive for Good Reason shall be communicated in writing to the Company within ninety (90) days after the initial occurrence of the applicable Good Reason condition or conditions.  Any termination of this Agreement by the Company for Cause under Section 5(c) shall be communicated in writing to the Executive and such termination shall be effective immediately upon such notice.  With respect to any termination of this Agreement by the Company for Cause or by the Executive for Good Reason, such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.  Notwithstanding the foregoing, if this Agreement is being terminated by the Executive for Good Reason, the Company shall have thirty (30) days during which it may remedy the Good Reason condition or conditions set forth in the notice, and the date of the termination shall not be earlier than the date ending on the thirtieth (30th) day of the "cure" period set forth in Section 5(d) above, or, if sooner, the date the Company notifies the Executive in writing that it will not make a correction."

Section 2.03. Section 6(c).  The  paragraph immediately following Section 6(c)(v) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

"The payment of the lump sum amount under Section 6(c)(i) shall be made on the date ending on the expiration of ten business days following the earlier of the date of the Executive's Separation of Service or the death of the Executive; provided that notwithstanding the foregoing, to the extent any payment under this Section 6 is "nonqualified deferred compensation" and the Executive is considered a "Key Employee" of the Company within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such payment shall be made on the earlier of the date of the Executive's death or the date ending on the expiration of sixth months and one (1) day following the date of the Executive's Separation from Service. For purposes of this Agreement a Key Employee means a "specified employee" as described under Section 409A of the Code and as determined under the policy adopted by the Company. Within three years following Executive's termination of employment, Executive or Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited.  All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Executive's termination of employment shall be forfeited.  In the event of the death or Disability of the Executive, then any payment due under this Section 6(c) shall be made to Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be."

ARTICLE III

Miscellaneous

Section 3.01. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Agreement.  Except as expressly modified and superseded by this Amendment, the Company and the Executive each hereby (a) ratifies and confirms the Existing Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and the Executive, enforceable against the Company and the Executive in accordance with its respective terms.

Section 3.02. Severability.  If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of  this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03. Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law.  This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

Section 3.05. Withholding.  All amounts paid pursuant to the Existing Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts.  This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07. Waiver.  No term or condition of the Existing Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Existing Agreement except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08. Entire Agreement.  The Existing Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding this subject except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in the Existing Agreement or this Amendment.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Executive has placed this signature hereon, effective as of the date below.

FAR EAST ENERGY CORPORATION

By:  /s/ John Mihm                                                                           Date:  March 7, 2008
Name: John Mihm
Title:   Director and Chairman of Compensation Committee

EXECUTIVE:

/s/ Michael R. McElwrath                                                                                Date:  March 7, 2008
Michael R. McElwrath